EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated March 7, 2007, relating to the consolidated balance sheets of Virginia Commerce Bancorp, Inc. as of December 31, 2006 and 2005, the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in Virginia Commerce Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
April 30, 2007